Exhibit 99.1

Avalon GloboCare Announces $4 Million Private Placement of Preferred Stock with the Company’s Chairman which Converts at a Significant Premium to Market; Proceeds to Support Acquisition of Laboratory Services

Newly issued preferred stock convertible at a minimum of $1.00 per share, with leak-out provisions, no warrants and a 9-month lock up

Laboratory Services acquisition expected to close within 30 days

FREEHOLD, N.J., December 14, 2022 (GLOBE NEWSWIRE) – Avalon GloboCare Corp. (“Avalon” or the “Company”) (NASDAQ: ALBT), a leading global developer of innovative cell-based technologies and therapeutics and laboratory testing provider, today announced that the Company completed a private placement of shares of its Series A preferred stock with the Company’s Chairman, Daniel Lu. The gross proceeds of the offering were $4.0 million, which is in addition to the previously announced private placement of $5 million of Series A preferred stock, all of which will be used to pay a portion of the purchase price for the announced acquisition of Laboratory Services MSO, LLC. As previously announced, the Company’s Series A preferred stock is convertible into shares of the Company’s common stock at price per share equal to the greater of $1.00 or 90% of the closing price of the Company’s common stock on the Nasdaq Stock Market on the day prior to conversion. All holders of the Series A preferred stock will be restricted from selling the shares of common stock issuable upon conversion of the Series A preferred stock for a period of 9 months and will be limited to selling no more than 10% of their shares of common stock in any calendar month.

As announced on November 8, 2022, the Company signed a definitive acquisition agreement to acquire a 60% interest in Laboratory Services MSO, LLC, a premier reference laboratory headquartered in Costa Mesa, California. The Company intends to raise an additional $6.0 million through the sale of additional shares of Series A preferred stock based on the same terms and conditions as the prior private placements in order to fund the remaining portion of the purchase price to consummate the closing of the transaction.

“We are grateful for our Chairman’s continued support, as illustrated by his personal participation this private placement,” stated David Jin, M.D., Ph.D., President and Chief Executive Officer of Avalon GloboCare. “We believe that the expected Laboratory Services acquisition will be a truly transformative acquisition for Avalon, as it brings significant revenue and positive cash flow, which we believe will be highly accretive to earnings, while adding strong clinical synergies to the existing Avalon portfolio. We are working diligently to close this transaction, which we expect to complete within the next 30 days.”

A more complete description of the terms of the private placement and related matters will be included in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), which report will be available at the SEC’s website at www.sec.gov.

The securities described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and have not been and will not be registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: ALBT) is a clinical-stage biotechnology company dedicated to developing and delivering innovative, transformative cellular therapeutics, precision diagnostics, and clinical laboratory services. Avalon also provides strategic advisory and outsourcing services to facilitate and enhance its clients’ growth and development, as well as competitiveness in healthcare and CellTech industry markets. Through its subsidiary structure with unique integration of verticals from innovative R&D to automated bioproduction and accelerated clinical development, Avalon is establishing a leading role in the fields of cellular immunotherapy (including CAR-T/NK), exosome technology (ACTEX™), and regenerative therapeutics. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

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Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements.” Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, including statements regarding the potential transaction and financing and conditions to closing and the business of Laboratory Services. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

albt@crescendo-ir.com